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As filed with the Securities and Exchange Commission on July 5, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BPZ Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	33-0502730 (I.R.S. Employer Identification No.)
11999 Katy Freeway, Suite 560 Houston, Texas 77079 (281) 556-6200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan
(Full Title of the Plan)

Manuel Pablo Zúñiga-Pflücker
President, CEO and Director
11999 Katy Freeway, Suite 560
Houston, Texas 77079
(281) 556-6200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Mark W. Coffin Adams and Reese, LLP 4400 One Houston Center 1221 McKinney Street Houston, Texas 77010 (713) 652-5151

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value per share	4,000,000(1)	$4.50(2)	$18,000,000(2)	$2,118.60(2)

(1)
This registration statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of any adjustments in the number of shares to prevent dilution from any future stock splits, stock dividends and similar transactions. This registration statement covers any such additional shares in accordance with Rule 416(a).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the OTC Bulletin Board on June 28, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        As permitted by the rules of the Securities and Exchange Commission, this registration statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

  (a)
  The Company's Annual Report for the year ended December 31, 2004, as filed on Form 10-KSB on April 15, 2005;

  (b)
  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above; and

  (c)
  The description of the Company's common stock, no par value, in the Company's Registration Statement on Form 8-A (Commission File No. 000-29098), filed with the Commission on January 28, 1997, and any amendment or report filed for the purpose of updating such description.

        In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers.

        Under the provisions of Article 109 of Colorado Business Corporation Act and the Company's Articles of Incorporation, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Article 7-109-102 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed

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to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

        The Company's Articles of Incorporation obligate the Company to indemnify its directors and officers to the fullest extent permitted under Colorado law. Additionally, the Company's Articles of Incorporation and Bylaws grant it the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are attached to this Registration Statement:

Exhibit No.	Description of Exhibit
4.1	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan
5.1	Opinion on Legality
23.1	Consent of Attorney (included in Exhibit 5.1)
23.2	Consent Independent Registered Public Accountant
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (b)
  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  To include any additional or changed material information on the plan of distribution.

    Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

  (2)
  For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

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  (3)
  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on July 5, 2005.

BPZ ENERGY, INC.
By:	/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER Manuel Pablo Zúñiga-Pflücker President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears immediately below constitutes and appoints Fernando Zúñiga y Rivero and Manuel Pablo Zúñiga-Pflücker, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable BPZ Energy, Inc. to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the registration statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER Manuel Pablo Zúñiga-Pflücker President, Chief Executive Officer and Director	By:	/s/ RANDALL D. KEYS Randall D. Keys Chief Financial Officer
Date:	July 5, 2005	Date:	July 5, 2005
By:	/s/ FERNANDO ZÚÑIGA Y RIVERO Dr. Fernando Zúñiga y Rivero Director and Chairman of the Board	By:	/s/ GORDON GRAY Gordon Gray Director
Date:	July 5, 2005	Date:	July 5, 2005
By:	/s/ THOMAS KELLY Thomas Kelly Director	By:	/s/ JOHN J. LENDRUM, III John J. Lendrum, III Director
Date:	July 5, 2005	Date:	July 5, 2005
By:	/s/ E. BARGER MILLER, III E. Barger Miller, III Director	By:	/s/ DENNIS G. STRAUCH Dennis G. Strauch Director
Date:	July 5, 2005	Date:	July 5, 2005

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan
5.1	Opinion on Legality
23.1	Consent of Attorney (included in Exhibit 5.1)
23.2	Consent Independent Registered Public Accountant
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS